Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

June 2007 Performance Update

The Frontier Fund Supplement Dated June 29, 2007 to Prospectus Dated February 12, 2007

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, improves the overall performance of your investment portfolio, and enhances the power of your strategic asset allocation.

June performance for the various Series of The Frontier Fund is detailed below:

The Frontier Fund Class 1	June 2007	June 2007 YTD	NAV / Unit
Balanced Series-1	0.59%	2.34%	$109.15
Balanced Series-1a	0.55%	2.12%	$98.01
Campbell/Graham Series-1	4.86%	8.12%	$104.09
Currency Series-1	1.57%	4.08%	$105.29
Long/Short Commodity Series-1	-1.38%	-0.44%	$99.98
Graham Series-1	4.14%	12.68%	$95.45
Winton Series-1	1.41%	0.69%	$106.38
Long Only Commodity Series-1	0.43%	1.92%	$97.28
Managed Futures Index Series-1	4.79%	0.66%	$97.39
Dunn Series-1 (Closed to Investors)	6.82%	0.32%	$77.15

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

1. The actual trading composite results of above Series’ advisor trading program(s) with pro forma expenses of The Frontier Fund applicable to the Series Units as set forth in the Break-even Analysis are contained in the Prospectus. The pro forma average annualized rate of return of the Series-2 Units will be commensurately higher than that of the Series-1 Units, to the extent that the Series-2 expenses are lower than the Series-1 expenses as set forth in the respective Break-even Table.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$14,872,997.87
Unrealized trading gain/(loss)	-11,922,098.22
Less: commissions	-260,897.33
Less: FCM fees	-94,059.07
Foreign currency gain/(loss)	30,589.88
Interest Income	489,515.76

Total Income	3116048.89

EXPENSES

Management fees	89,138.34
Incentive fees	1,038,865.45
Broker service fees	581,055.89

Total Expenses	1709059.68

Net Income (Loss)	1406989.21

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	2,207,666.89	$239,553,095.47	108.51

Current month additions	46,960.54	5,174,860.81
Current month redemptions	-45,452.13	-5,006,678.37

Net Income (loss) for current month		1406989.21
Net Asset Value, end of current month	2209175.306	241128267.1	109.1485436

	Monthly rate of return		0.005884652

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Balanced Series 1

THE FRONTIER FUND BALANCED SERIES—1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$338,460.48
Unrealized trading gain/(loss)	-267,943.38
Less: commissions	-6,004.38
Less: FCM fees	-2,159.05
Foreign currency gain/(loss)	709.07
Interest Income	15,362.92

Total Income	78425.66

EXPENSES

Trading fees	5,334.83
Management fees	2,869.35
Incentive fees	24,481.30
Broker service fees	13,360.21

Total Expenses	46045.69

Net Income (Loss)	32379.97

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	57,768.81	$5,630,915.26	97.47
Current month additions	2,087.64	205,077.14
Current month redemptions	-2,467.14	-243,726.22

Net Income (loss) for current month		32379.97
Net Asset Value, end of current month	57389.30639	5624646.15	98.00861003

	Monthly rate of return		0.005525906

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Balanced Series 1a

THE FRONTIER FUND CAMPBELL/GRAHAM SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$6,467,413.74
Unrealized trading gain/(loss)	-3,195,433.57
Less: commissions	-30,320.85
Less: FCM fees	-27,384.70
Foreign currency gain/(loss)	3,827.62
Interest Income	115,384.31

Total Income	3333486.55

EXPENSES

Management fees	105,133.71
Incentive fees	457,372.89
Broker service fees	134,281.63

Total Expenses	696788.23

Net Income (Loss)	2636698.32

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	547,339.26	$54,332,089.90	99.27

Current month additions	7,779.96	803,457.59
Current month redemptions	-7,027.99	-722,184.71

Net Income (loss) for current month		2636698.32
Net Asset Value, end of current month	548091.2308	57050061.1	104.0886223

	Monthly rate of return		0.048540569

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Campbell/Graham Series 1

THE FRONTIER FUND CURRENCY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$164,200.02
Unrealized trading gain/(loss)	-32,750.81
Less: FCM fees	-3,897.85
Interest Income	17,354.94

Total Income	144906.3

EXPENSES

Management fees	4,108.75
Incentive fees	0
Broker service fees	19,620.88

Total Expenses	23729.63

Net Income (Loss)	121176.67

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	74,641.70	$7,737,780.64	103.67

Current month additions	10,003.26	1,053,192.25
Current month redemptions	-373.15793	-39,190.52
Net Income (loss) for current month		121176.67
Net Asset Value, end of current month	84271.81157	8872959.04	105.2897627

	Monthly rate of return		0.015624218

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(24,031.18)
Unrealized trading gain/(loss)	-195,585.08
Less: commissions	-28,774.24
Less: FCM fees	-10,577.10
Foreign currency gain/(loss)	0
Interest Income	78,590.74

Total Income	-180376.86

EXPENSES

Management fees	71,278.17
Incentive fees	61,268.29
Broker service fees	65,127.89

Total Expenses	197674.35

Net Income (Loss)	-378051.21

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	264,405.73	$26,804,004.56	101.37

Current month additions	27,196.69	2,733,055.84
Current month redemptions	-6,743.73	-679,097.68

Net Income (loss) for current month		-378051.21
Net Asset Value, end of current month	284858.6957	28479911.51	99.97908417

	Monthly rate of return		-0.013721178

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Long/Short Commodity Series 1

THE FRONTIER FUND GRAHAM SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$943,445.13
Unrealized trading gain/(loss)	-580,078.32
Less: commissions	-3,625.56
Less: FCM fees	-2,627.96
Foreign currency gain/(loss)	386.94
Interest Income	11,546.01

Total Income	369046.24

EXPENSES

Management fees	13,264.49
Incentive fees	117,384.33
Broker service fees	13,377.39

Total Expenses	144026.21

Net Income (Loss)	225020.03

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	59,015.84	$5,408,990.16	91.65

Current month additions	137.43555	13,365.23
Current month redemptions	-1,264.11	-122,004.16

Net Income (loss) for current month		225020.03
Net Asset Value, end of current month	57889.16656	5525371.26	95.44741423

	Monthly rate of return		0.04143387

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Graham Series 1

THE FRONTIER FUND WINTON SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$919,019.49
Unrealized trading gain/(loss)	-664,862.09
Less: commissions	-7,735.61
Less: FCM fees	-5,069.54
Foreign currency gain/(loss)	-600.54
Interest Income	28,274.30

Total Income	269026.01

EXPENSES

Management fees	20,306.36
Incentive fees	36,126.39
Broker service fees	31,871.72

Total Expenses	88304.47

Net Income (Loss)	180721.54

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	115,938.55	$12,161,913.52	$104.90

Current month additions	32,739.53	3,473,589.22
Current month redemptions	-589.55439	-62,385.73

Net Income (loss) for current month		180721.54
Net Asset Value, end of current month	148088.5257	15753838.55	106.3812235

	Monthly rate of return		0.014120338

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$18,467.51
Unrealized trading gain/(loss)	0
Less: commissions	0
Less: FCM fees	-1,280.58
Foreign currency gain/(loss)	0
Interest Income	12,012.21

Total Income	29199.14

EXPENSES

Management fees	3,037.24
Incentive fees	0
Broker service fees	6,648.01

Total Expenses	9685.25

Net Income (Loss)	19513.89

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	42,963.94	$4,161,693.03	96.86

Current month additions	1,594.21	154,321.26
Current month redemptions	-1,523.65	-149,145.62

Net Income (loss) for current month		19513.89
Net Asset Value, end of current month	43034.49133	4186382.56	97.27970357

	Monthly rate of return		0.004333095

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$41,683.46
Unrealized trading gain/(loss)	-13,480.55
Less: commissions	-423.9
Less: FCM fees	-69.77
Foreign currency gain/(loss)	-0.64
Interest Income	2,039.20

Total Income	29747.8

EXPENSES

Management fees	288.38
Incentive fees	0
Broker service fees	1,007.39

Total Expenses	1295.77

Net Income (Loss)	28452.03

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	6,183.38	$574,676.74	92.94

Current month additions	447.13963	42,561.47
Current month redemptions	-158.79592	-15,430.14

Net Income (loss) for current month		28452.03
Net Asset Value, end of current month	6471.71903	630260.1	97.3868144

	Monthly rate of return		0.047846077

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Managed Futures Index Series 1